Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-138106 on Form F-4 of our report on the consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. (formerly, Mitsubishi Tokyo Financial Group, Inc.) dated September 26, 2006 (which expresses an unqualified opinion and includes explanatory paragraphs referring to i) the merger with UFJ Holdings, Inc. on October 1, 2005, ii) the restatements discussed in Notes 7, 13, 17 and 31 to the consolidated financial statements, and iii) the changes in methods of accounting for (a) variable interest entities and (b) conditional asset retirement obligations, both described in Note 1 to the consolidated financial statements), appearing in the Annual Report on Form 20-F of Mitsubishi UFJ Financial Group, Inc. for the year ended March 31, 2006 and to the reference to us under the heading “EXPERTS” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU

Tokyo, Japan

April 10, 2007